Exhibit 99.1

                      AmREIT Reports Third Quarter Results

                          - Loss Per Share of $0.01;
 - FFO and Adjusted FFO of $0.18 Per Share, on Track with 2004 Guidance; and
          - Increase in Total Assets to $167 Million, up 64 Percent
                        Compared to December 31, 2003.


    HOUSTON, Nov. 10 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston-based real estate investment trust, announced its third quarter of 2004 results.

    Revenues for the third quarter increased 127 percent to $5.8 million compared to $2.5 million for the third quarter of 2003. This increase is due to additional portfolio revenue of $2.0 million (attributed to property acquisitions made in the second and third quarter of 2004), additional real estate operating and development revenue of $250,000 and additional securities and retail partnership revenue of $1.0 million, primarily due to an increase in securities commissions earned from the sale of class D common shares and the sale of limited partnership units, which was offset by an increase in securities commission expense of $766,000. Net income attributable to class A shareholders was a loss of $48,000 for the quarter compared to net income of $202,000 for the third quarter of last year.

    For the third quarter, AmREIT's income before discontinued operations per class A common share was a loss of $0.14 compared to a loss of $0.15 per share for the third quarter of 2003. The income from discontinued operations for the quarter was $0.13 per class A common share compared with income of $0.22 per share for the third quarter of 2003. The company's net earnings per share for the third quarter was a loss of $0.01 compared to net earnings per share of $0.07 for the same period last year. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, C and D shares.

    Funds From Operations (FFO) for the third quarter was $603,000, or $0.18 per class A common share. This compares to FFO of $417,000, or $0.15 per
share, for the same period last year.   Because there were no non-operational,
non-cash charges to earnings during the third quarter (such as the deferred merger costs), Adjusted FFO and FFO are the same. For the nine-months ended September 30, 2004, FFO was a loss of $1.1 million. The Company added back the $1.7 million non-cash deferred merger charge to earnings and the $1.1 million non-cash charge to earnings resulting from an asset impairment and the corresponding write-down of value, resulting in Adjusted FFO of $1.7 million or $0.54 per class A common share, which is in line with management's guidance range for annual adjusted FFO of $0.61 to $0.65 per share. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.

    Total assets increased 64 percent to $167 million from $101 million at December 31, 2003. Total liabilities increased to $88.8 million during the third quarter, up from $51.7 million at year-end.

    "We set forth specific, growth oriented goals as we entered 2004. With the results of this quarter, we are well on our way to achieving those goals. Our team of high-quality individuals contributed significantly to this success," said Chad Braun, AmREIT's executive vice president and chief financial officer. "As we execute our business plan, we will continue to focus on three key objectives: remaining focused on our investment discipline of acquiring what we believe to be irreplaceable corners, building and expanding our flexible business model, and building and growing a great team of talented individuals."


    Operational Highlights

    - On July 1, 2004, AmREIT acquired Plaza in the Park, a 129,955 square-foot Kroger anchored shopping center located on approximately 14.3 acres. The property is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. Plaza in the Park's Kroger is undergoing a 13,120 square-foot expansion, and when completed, Kroger has indicated that they expect it to be the number one Kroger grocery store in both sales volume and size within the state. The property was acquired for cash and the assumption of long term fixed rate debt. The shopping center is 96.7 percent occupied.

    - On July 1, 2004, AmREIT acquired Cinco Ranch -- Kroger, a 97,297 square-foot Kroger anchored shopping center located on approximately 12.8 acres of land. The property is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas, a suburb of Houston. The shopping center is positioned in the heart of the Cinco Ranch master planned community, and was named one of the top ten Kroger grocery stores in Texas. The property was acquired for cash and the assumption of long term fixed-rate debt. The shopping center is 100 percent occupied.

    - On July 23, 2004, AmREIT acquired Bakery Square, a 34,704 square foot retail shopping center shopping center anchored by Bank of America and a free standing Walgreen's pharmacy. The property is located at the southwest corner of Dunlavy and West Gray in Houston, Texas. This is an infill (established areas with significant barriers to entry) property located just west of downtown Houston and includes other national tenants such as T-Mobile, Blockbuster Video and Boston Market. The property was acquired for cash and the assumption of long-term debt. The shopping center is 100 percent occupied.

    - During the quarter, AmREIT commenced its $170 million class D common share offering and raised approximately $5.5 million in gross sales proceeds. The security has a stated yield of 6.5 percent per annum, and after a seven-year holding period, has a conversion option into the company's publicly traded class A common shares at a 7.7 percent premium on invested capital.

    Outlook for 2004

    In their annual report, AmREIT set forth four key goals and expectations for this year:


    - The first goal was to have asset growth of 100 percent over the next 12 to 18 months. With the acquisitions made during the third quarter assets increased by approximately 64 percent. The real estate pipeline remains robust, and AmREIT remains on track to achieve 100 percent growth between December 2004 and June 2005. Additionally, for almost 20 years AmREIT has invested in both single and multi-tenant real estate located in high-traffic, highly populated areas. Since listing on the AMEX two years ago, a strategy was implemented to expand holdings of multi-tenant properties and today, a majority of rental revenue is generated from multi-tenant shopping centers. As this strategy is executed, the company will continue to evaluate and dispose of those assets that are no longer core assets, replacing them with multi-tenant shopping centers, grocery anchored centers and single tenant leases on what are believed to be irreplaceable corners. As of September 30, 2004, the company's Net Asset Value per share was approximately $8.60 to $9.25. When compared to the September 30, 2004 trading price, this translates into a 13 to 21 percent discount to Net Asset Value.

    - The second goal was continued growth in capital resources and maintaining a conservative leverage structure. Through September 30, 2004, the company raised approximately $32.2 million through its class C and D common share offerings. Through its by-laws, the company's debt-to-total asset ratio is limited to 55 percent, and as of September 30, 2004, the company's debt to-total asset ratio was approximately 53 percent.

    - The third goal was continued diversity and increased portfolio quality. With the multi-tenant acquisitions made during the third quarter, the company has continued to reduce tenant concentration and increase the dependability of rental income. As of September 30, 2004, no single tenant represented more than 10 percent of total revenue.

    - And the fourth goal was continued growth in Adjusted FFO (AFFO) and dividends. Supported by the increase in rental revenue generated by the acquisitions made during the quarter, as well as the increase in fees and profits generated from supporting business segments, the annual target AFFO guidance remains $0.61 to $0.65 per class A share.
      Dividends have increased every quarter since listing on the AMEX. With the dividends declared for the fourth quarter of 2004, annual dividends for the year have increased approximately 9.1 percent over 2003, which is in line with management's estimate of 7 to 10 percent.

    AmREIT updates earnings guidance on a quarterly basis.

    Conference Call

    AmREIT will hold its quarterly conference call to discuss third quarter results Wednesday, November 10, at 2:00 pm Central Time (3:00 pm Eastern
Time). The dial-in number for the call is 800.510.0146, passcode AmREIT. A live Web cast of the call can be accessed on the investor relations page of AmREIT's Web site at http://www.amreit.com. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 84509133, or by going to the investor relations events page of the company's Web site.


    About AmREIT

    AmREIT, a self-managed real estate investment firm, has been acquiring, developing, and managing high quality commercial retail real estate to generate monthly income and growth opportunities for investors for more than 19 years. A steadily growing publicly traded company, AmREIT is known for its ownership of "irreplaceable corners" - premier retail frontage properties in high-traffic, highly populated areas. These corners attract large grocery anchored centers, high-end multi-tenant shopping centers and, high profile single tenant properties, leased to trusted names such as Kroger, Starbucks, Walgreen's, and Washington Mutual. AmREIT also creates retail limited partnerships, offered to accredited investors through the financial planning community. These retail partnerships add value through actively acquiring and developing high quality free standing and shopping center properties to create the potential for increasing income and capital appreciation by selling the properties within a defined time horizon.

    In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.


    This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the Company. The purchase of any securities may only be made pursuant to a prospectus. A copy of any available prospectus and the related subscription documents are available to qualified potential investors on request.


    For more information, call Debbie Lucas, Vice President Investor Relations and Corporate Communications of AmREIT, at (713) 850-1400, or Chad Braun, Chief Financial Officer of AmREIT, 713-850-1400. AmREIT is online at http://www.amreit.com.


                              Operating Results
               (in thousands, except share and per share data)
                                 (Unaudited)

                             Three Months Ended         Nine Months Ended
                                September 30,             September 30,
    Revenues:                  2004         2003         2004         2003
     Rental income from
      operatingleases        $2,980       $1,024       $6,176       $2,964
     Earned income from
      direct financing leases   507          507        1,522        1,508
     Real estate fee income     415          165        1,364          432
     Securities commission
      income                  1,780          785        5,333        1,312
     Asset management fee
      income                     97           72          245          170
     Interest and other
      income                     18            2          343            5
     Total Revenues           5,797        2,555       14,983        6,391

    Expenses:
     General operating
      and administrative      2,062          864        5,070        2,400
     Legal and professional     312          239          961          575
     Securities commissions   1,388          622        4,149        1,018
     Depreciation and
      amortization              749          194        1,253          550
     Deferred merger costs       --           --        1,682           --
     Total Expenses           4,511        1,919       13,115        4,543

    Operating Income          1,286          636        1,868        1,848

    Income from
     non-consolidated
     affiliates                  54            7          240           92
    Federal income tax
     benefit (expense)          427          (15)         152           --
    Interest expense         (1,026)        (532)      (2,189)      (1,588)
    Minority interest
     in income of
     consolidated joint
     venture                    (46)         (46)        (139)        (129)

    Income (loss) before
     discontinued operations    695           50          (68)         223

    Income from discontinued
     operations                 425          609          921        1,543

    Net income                1,120          659          853        1,766

    Distributions paid to
     class B, C and D
     shareholders            (1,168)        (457)      (3,087)      (1,349)

    Net income (loss)
     available to class A
     shareholders              $(48)        $202      $(2,234)        $417

               (in thousands, except share and per share data)
                                 (Unaudited)

                                   Three Months Ended      Nine Months Ended
                                      September 30,           September 30,
                                     2004        2003        2004       2003
    Reconciliation of
    Net Income (loss) to
    Funds From
    Operations ("FFO"):
     Income before
      discontinued
      operations                     $695         $50        $(68)      $223
     Income from
      discontinued
      operations                      425         609         921      1,543
     Depreciation -
      from operations                 736         192       1,224        544
     Depreciation -
      from discontinued
      operations                       --          23          38         99
     Gain on sale of
      real estate held
      for investment                  (85)         --         (85)        --
     Class B, C and
      D distributions              (1,168)       (457)     (3,087)    (1,349)
    FFO available to
     class A shares                   603        $417     $(1,057)    $1,060

    Basic and Diluted
    Per Class A Share
    Data:
     (Loss) before
      discontinued
      operations                   $(0.14)     $(0.15)     $(0.99)    $(0.40)
     Income (loss)
      from discontinued
      operations                    $0.13       $0.22       $0.29      $0.55
     Net income (loss)             $(0.01)      $0.07      $(0.70)     $0.15

     FFO                            $0.18       $0.15      $(0.33)     $0.38

     Distributions per
      class A share                 $0.12       $0.11       $0.36      $0.33

     Distributions per
      class B, C and D
      share                         $0.52       $0.18       $1.24      $0.58

    Weighted average
     class A common
     shares used to
     compute net income
     per share, basic and
     diluted                    3,381,899    2,805,753  3,190,810  2,788,303

    Weighted average
     number of class B
     common shares
     outstanding                1,558,293    2,399,128  2,076,246  2,316,067

    Weighted average
     number of class C
     common shares
     outstanding                4,050,916       64,580  3,326,696     21,763

    Weighted average
     number of class D
     common shares
     outstanding                  174,180           --     58,484         --

                           Balance Sheet Highlights
                                (in thousands)

                                                  (Unaudited)
                                                 September 30,    December 31,
                                                      2004            2003
    Real estate held for
     investment, net                                $121,426         $68,018
    Net investment in direct
     financing leases                                 19,221          22,046
    Real estate held for resale, net                   9,684           4,384
    Total assets                                     166,657         101,327
    Notes payable                                     84,905          48,485
    Total liabilities                                 88,818          51,684
    Minority interest                                  1,070             847
    Total shareholders' equity                        76,769          48,796

    Non-GAAP Financial Disclosure

    This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT's performance. AmREIT's definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT's, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

    AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its base FFO in accordance with this definition. AmREIT adjusts its FFO calculation by adding back non-cash charges to earnings, such as the issuance of stock in conjunction with the payment of deferred merger costs and impairment charges on real assets, resulting in its adjusted FFO. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company's real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO and adjusted FFO as disclosed by other REITs may not be comparable to AmREIT's calculation.

    Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:


                                            Projected
                                            2004 Range      Historical
                                          High     Low       12/31/03
    Net income (loss) available to
     class A shareholders                ($0.92)  ($0.96)      $0.02

    Depreciation and amortization          0.60     0.60        0.30
    Less gain (loss) on sale of
     real estate                           0.03     0.03       (0.11)
    FFO available to class A
    shareholders                          (0.29)   (0.33)       0.21

    Impairment charges                     0.34     0.34          --
    Deferred merger costs                  0.60     0.60        0.33
    Adjusted FFO                          $0.65    $0.61       $0.54

    FOR INFORMATION CONTACT:
     Debbie Lucas (dlucas@amreit.com)
     AmREIT, 713-860-4943



SOURCE AmREIT
    -0-                             11/10/2004
    /CONTACT: Debbie Lucas, +1-713-860-4943, dlucas@amreit.com, of AmREIT/ /Web site: http://www.amreit.com /
    (AMY)

CO:  AmREIT
ST:  Texas
IN:  RLT
SU:  CCA ERN